Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
THIRD QUARTER OF FISCAL 2015

BOISE, Idaho, June 25, 2015 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its third quarter of fiscal 2015, which ended June 4, 2015. Revenues for the third quarter of fiscal 2015 were $3.85 billion and were 8 percent lower compared to the second quarter of fiscal 2015 and 3 percent lower compared to the third quarter of fiscal 2014. Cash flows from operations were $1.34 billion for the third quarter of fiscal 2015.

"In the fiscal third quarter, Micron experienced market headwinds driven primarily by weakness in the PC sector," stated D. Mark Durcan, Chief Executive Officer. "We remain focused on the long term as we continue to deploy advanced process technology to enable leading-edge products and drive manufacturing efficiency."

GAAP Income and Per Share Data – On a GAAP(1) basis, net income attributable to Micron shareholders for the third quarter of fiscal 2015 was $491 million, or $0.42 per diluted share, compared to net income of $934 million, or $0.78 per diluted share, for the second quarter of fiscal 2015 and net income of $806 million, or $0.68 per diluted share, for the third quarter of fiscal 2014.

Non-GAAP Income and Per Share Data – On a non-GAAP(2) basis, net income attributable to Micron shareholders for the third quarter of fiscal 2015 was $620 million, or $0.54 per diluted share, compared to net income of $941 million, or $0.81 per diluted share, for the second quarter of fiscal 2015. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

Revenues for the third quarter of fiscal 2015 were 8 percent lower compared to the second quarter of fiscal 2015 primarily due to a 10 percent decline in DRAM average selling prices and relatively flat

DRAM sales volume. The company's overall consolidated gross margin of 31 percent for the third quarter of fiscal 2015 was down 3 percent compared to the second quarter of fiscal 2015 primarily due to lower average selling prices for DRAM, partially offset by lower manufacturing costs.

Investments in capital expenditures were $734 million for the third quarter of fiscal 2015. The company ended the third quarter of fiscal 2015 with cash and marketable investments of $7.33 billion.

The company will host a conference call Thursday, June 25, 2015 at 2:30 p.m. MT to discuss its financial results. The call, audio, slides, other operational and financial information, and guidance will be available online at http://investors.micron.com/events.cfm. A webcast replay will be available on the company's website until June 25, 2016. An audio replay of the conference call will also be available at 1-404-537-3406 or 1-855-859-2056 (conference number: 68369558) beginning at 5:30 p.m. MT, Thursday, June 25, 2015 and continuing until 5:30 p.m. MT, Thursday, July 2, 2015. For Investor Relations and other company updates, follow @MicronTech on Twitter at https://twitter.com/MicronTech.

Micron Technology, Inc., is a global leader in advanced semiconductor systems. Micron's broad portfolio of high-performance memory technologies – including DRAM, NAND and NOR Flash – is the basis for solid state drives, modules, multichip packages and other system solutions. Backed by more than 35 years of technology leadership, Micron's memory solutions enable the world's most innovative computing, consumer, enterprise storage, networking, mobile, embedded and automotive applications. Micron's common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

(1) GAAP represents U.S. Generally Accepted Accounting Principles.
(2) Non-GAAP represents GAAP excluding the impact of certain activities which the company's management excludes in analyzing the company's operating results and understanding trends in the company's earnings. Non-GAAP also includes the impact on shares used in per share calculations of the company's outstanding capped call transactions. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	Jun 4, 2015	Mar 5, 2015	May 29, 2014	Jun 4, 2015	May 29, 2014
Net sales	$3,853	$4,166	$3,982	$12,592	$12,131
Cost of goods sold	2,651	2,761	2,614	8,347	8,079
Gross margin	1,202	1,405	1,368	4,245	4,052
Selling, general and administrative	169	187	174	549	527
Research and development	406	379	349	1,161	1,013
Other operating (income) expense, net (1)	(4)	(16)	6	(36)	253
Operating income	631	855	839	2,571	2,259
Interest income (expense), net	(88)	(75)	(75)	(246)	(248)
Other non-operating income (expense), net (2)	(16)	(6)	(21)	(71)	(223)
Income tax (provision) benefit (3)	(104)	(47)	(72)	(226)	(215)
Equity in net income of equity method investees (4)	68	208	135	400	355
Net (income) loss attributable to noncontrolling interests	—	(1)	—	—	(33)
Net income attributable to Micron	$491	$934	$806	$2,428	$1,895

Earnings per share:
Basic	$0.46	$0.87	$0.76	$2.26	$1.79
Diluted	0.42	0.78	0.68	2.05	1.58

Number of shares used in per share calculations:
Basic	1,073	1,074	1,067	1,072	1,058
Diluted	1,170	1,190	1,190	1,185	1,196

CONSOLIDATED FINANCIAL SUMMARY, Continued

As of	Jun 4, 2015	Mar 5, 2015	Aug 28, 2014
Cash and short-term investments	$4,860	$4,479	$4,534
Receivables	2,530	2,761	2,906
Inventories	2,381	2,377	2,455
Total current assets	10,008	9,918	10,245
Long-term marketable investments	2,470	1,869	819
Property, plant and equipment, net	9,857	9,233	8,682
Total assets	25,136	23,818	22,498

Accounts payable and accrued expenses	3,204	2,662	2,864
Current debt (2) (5)	1,148	1,199	1,638
Total current liabilities	4,566	4,120	4,811
Long-term debt (2) (5)	6,403	5,519	4,955

Total Micron shareholders' equity	12,458	12,426	10,771
Noncontrolling interests in subsidiaries	897	815	802
Total equity	13,355	13,241	11,573

	Nine Months Ended
	Jun 4, 2015	May 29, 2014
Net cash provided by operating activities	$4,178	$4,352
Net cash provided by (used for) investing activities	(4,722)	(1,204)
Net cash provided by (used for) financing activities	215	(1,953)

Depreciation and amortization	2,062	1,680
Expenditures for property, plant and equipment	(2,256)	(1,800)
Proceeds from issuance of debt and sale-leaseback transactions	2,463	1,076
Repayments of debt	(2,051)	(3,134)

(1)
Other operating expense for the first nine months of fiscal 2014 included a charge of $233 million to accrue a liability in connection with the company's settlement of all pending litigation with Rambus, Inc., including all antitrust and patent matters. The amount accrued represented the discounted value of amounts due under the arrangement.

(2)	Other non-operating income (expense) consisted of the following:

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	Jun 4, 2015	Mar 5, 2015	May 29, 2014	Jun 4, 2015	May 29, 2014
Loss on restructure of debt	$(18)	$—	$(16)	$(48)	$(171)
Gain (loss) from changes in currency exchange rates	1	(6)	(5)	(26)	(25)
Adjustment to gain on MMJ Acquisition	—	—	—	—	(33)
Other	1	—	—	3	6
	$(16)	$(6)	$(21)	$(71)	$(223)

In the third quarter of fiscal 2015, the company recognized aggregate losses of $18 million primarily from repurchases of $269 million principal amount of the company's 2032 notes in a series of transactions for $782 million in cash.  In the first quarter of fiscal 2015, the company recognized aggregate losses of $30 million in connection with debt restructure activities, including settlements of conversions of the company's 2031B Notes for $389 million in cash; repurchases of $36 million principal amount of the company's 2032 notes in a series of transactions for $125 million in cash; and the repayment of a $121 million note prior to its scheduled maturity. In the third quarter and first nine months of fiscal 2014, the company recognized losses of $16 million and $171 million, respectively, from transactions to restructure its debt, including conversions, settlements, repurchases and exchange transactions.

(3)
Income taxes for the third and second quarters of fiscal 2015 and third quarter of fiscal 2014 included $22 million, $33 million and $49 million, respectively, related to the utilization of deferred tax assets as a result of MMJ's and MMT's operations. Income taxes for the third quarter of fiscal 2015 also included $45 million to write down the value of MMJ's deferred tax assets as a result of changes in Japan tax laws and rates. Remaining taxes for fiscal 2015 and 2014 primarily reflect taxes on the company's other non-U.S. operations. The company has a full valuation allowance for its net deferred tax asset associated with its U.S. operations. The provision (benefit) for taxes on U.S. operations for fiscal 2015 and 2014 was substantially offset by changes in the valuation allowance.

(4)
Equity in net income of equity method investees for the second quarter of fiscal 2015 included $65 million related to the company's share of Inotera's release of valuation allowances against its deferred tax assets related to its net operating loss carryforward.

(5)
On April 30, 2015, the company issued $550 million in aggregate principal amount of 5.25% Senior Notes due January 2024 (the "2024 Notes") and $450 million in aggregate principal amount of 5.625% Senior Notes due January 2026 (the "2026 Notes"). Issuance costs for the 2024 Notes and 2026 Notes totaled $9 million. On February 3, 2015, the company issued $1.00 billion in aggregate principal amount of 5.25% Senior Notes due August 2023 (the "2023 Notes"). Issuance costs for the 2023 Notes totaled $12 million.

In the third quarter of fiscal 2015, the company also recorded $209 million of debt from new and existing facilities, including existing revolving credit facilities, a new collateralized note and new capital leases, primarily equipment sale-leaseback arrangements.  The debt recorded in the third quarter of fiscal 2015 was payable between 2 to 5 years with rates of up to 2.8%.

As of June 4, 2015, the company had (1) revolving credit facilities available that provide for up to $861 million of additional financing based on eligible receivables and inventories; (2) a term loan agreement available to obtain financing collateralized by certain property, plant, and equipment in the amount of 6.90 billion New Taiwan dollars or an equivalent amount in U.S. dollars (approximately $225 million as of June 4, 2015), of which the company drew 40 million on June 18, 2015; and (3) a commitment letter and progress payment agreement through our IMFT venture to obtain up to $275 million of financing to be collateralized by semiconductor production equipment.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(in millions except per share amounts)

	3rd Qtr.	2nd Qtr.
	Jun 4, 2015	Mar 5, 2015
GAAP net income attributable to Micron	$491	$934
Non-GAAP adjustments:
Restructure and asset impairments	1	1
Amortization of debt discount and other costs	34	33
Loss on restructure of debt	18	—
(Gain) loss from changes in currency exchange rates	(1)	6
Estimated tax effects of above items	—	(1)
Non-cash taxes from MMJ and MMT	22	33
Non-cash taxes from MMJ for changes in Japan tax laws and rates	45	—
Non-cash taxes from Inotera	10	(65)
Total non-GAAP adjustments	129	7
Non-GAAP net income attributable to Micron	$620	$941

Number of shares used in diluted per share calculations:
GAAP	1,170	1,190
Effect of capped calls	(31)	(27)
Non-GAAP	1,139	1,163

Diluted earnings per share:
GAAP	$0.42	$0.78
Effects of above	0.12	0.03
Non-GAAP	$0.54	$0.81

The table above sets forth non-GAAP net income attributable to Micron, diluted shares and diluted earnings per share. The adjustments above may or may not be infrequent or nonrecurring in nature but are a result of periodic or non-core operating activities of the company. The company believes this non-GAAP information is helpful to understanding trends and in analyzing the company's operating results and earnings. The company is providing this information to investors to assist in performing analyses of the company's operating results. When evaluating performance and making decisions on how to allocate company resources, management uses this non-GAAP information and believes investors should have access to similar data when making their investment decisions. The presentation of these adjusted amounts vary from numbers presented in accordance with U.S. GAAP and therefore may not be comparable to amounts reported by other companies.

The company's management excludes the following items in analyzing the company's operating results and understanding trends in the company's earnings:

•	Restructure and asset impairments;

•	Amortization of debt discount and other costs, including the accretion of non-cash interest expense associated with the company's convertible debt and the MMJ creditor installment debt;

•	Loss on restructure of debt;

•	(Gain) loss from changes in currency exchange rates;

•	The estimated tax effects of above items;

•	Non-cash taxes resulting from utilization of, and other changes in, deferred tax assets of MMJ and MMT;

•	Non-cash taxes from MMJ resulting from changes in Japan tax laws and rates; and

•	Non-cash taxes resulting from utilization of, and other changes in, deferred tax assets of Inotera, an equity method investment of the company.

Non-GAAP diluted shares include the impact, based on the average share price for the quarter, of the company's outstanding capped call transactions, which are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of the company's convertible notes.